Exhibit 99.1

AYRO Announces $10.0 Million Registered Direct Offering Priced At-the-Market under Nasdaq Rules

-Financing being strategically led by an investment arm of Wanxiang America

AUSTIN, Texas, Nov. 23, 2020 — AYRO, Inc. (Nasdaq: AYRO) (“AYRO” or the “Company”), a manufacturer of light-duty, urban, and short-haul electric vehicles (EVs), today announces it has entered into definitive agreements with Carnegie Hudson Resources, an investment arm of Wanxiang America, and several existing institutional investors.

Wanxiang America is a subsidiary of Wanxiang Group, a Chinese conglomerate and owner of Karma Automotive and A123 Systems, a developer of EV batteries and supplier to automotive manufacturers worldwide. Karma recently signed a strategic manufacturing, engineering and design partnership with AYRO.

Terms of the offering include the sale of approximately 1,650,165 shares of the Company’s common stock, at a purchase price of $6.06 per share, in a registered direct offering priced at-the-market under Nasdaq rules. AYRO has also agreed to issue to the investors unregistered Series A warrants to acquire approximately 1,237,624 shares of common stock at $8.09 per share, exercisable immediately and terminating six months after the date of issuance, and unregistered Series B warrants to acquire approximately 825,083 shares of common stock at $8.90 per share, exercisable immediately and terminating five years after the date of issuance. The closing of the offering is expected to occur on or about November 24, 2020, subject to the satisfaction of customary closing conditions.

The gross proceeds to AYRO from this offering are expected to be approximately $10.0 million, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from this offering for manufacturing, production, operations, product portfolio market expansion, and general working capital.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) are being offered by AYRO pursuant to a “shelf” registration statement on Form S-3 (File No. 333-227858) previously filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2018 and declared effective by the SEC on November 8, 2018. The offering of the securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the shares of common stock being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Spartan Capital Securities, LLC & Palladium Capital Group, LLC acted as advisors to the offering.

About AYRO, Inc.

Texas-based AYRO, Inc. engineers purpose-built electric vehicles to enable sustainable fleets. With rapid, customizable deployments that meet specific buyer needs, AYRO’s agile EVs are an eco-friendly microdistribution alternative to gasoline vehicles. The AYRO 411 Club Car is the only zero-emission, light duty EV known to AYRO that can be optimized for the needs of any sustainable fleet, while the AYRO 311 EV can be configured for a variety of urban last-mile transportation needs. AYRO innovates with speed, discipline, and agility and was founded in 2017 by entrepreneurs, investors, and executives with a passion for creating sustainable urban electric vehicle solutions for micromobility. For more information, visit: www.ayro.com

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “project,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: we have a history of losses and has never been profitable, and we expect to incur additional losses in the future and may never be profitable; the market for our products is developing and may not develop as expected; our business, results of operations and financial condition may be adversely impacted by public health epidemics, including the recent COVID-19 outbreak; our limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; we may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for our electric vehicles; the markets in which we operate are highly competitive, and we may not be successful in competing in these industries; we rely on and intends to continue to rely on a single third-party supplier for the sub-assemblies in semi-knocked-down for all of its vehicles; we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business; we will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests, and our long-term capital requirements are subject to numerous risks; we may fail to comply with environmental and safety laws and regulations; and we are subject to governmental export and import controls that could impair our ability to compete in international market due to licensing requirements and subject us to liability if we are not in compliance with applicable laws. A discussion of these and other factors is set forth in our registration statement on Form S-4 filed on February 14, 2020, as amended, and our subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and we disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For media inquiries:

Liz Crumpacker

for AYRO, Inc.

ayro@antennagroup.com

For investor inquiries:

Joseph Delahoussaye III

for AYRO Inc.

investors@ayro.com